                                                                    EXHIBIT 99.2

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Independent Auditors' Report.............................................. F-2

Consolidated Statements of Financial Position as of March 26, 1999 and
 March 27, 1998........................................................... F-3

Consolidated Statements of Operations for the years ended March 26, 1999,
 March 27, 1998 and March 28, 1997........................................ F-4

Consolidated Statements of Changes in Shareholders' Equity for the years ended March 26, 1999, March 27, 1998 and March 28, 1997.................. F-5

Consolidated Statements of Cash Flows for the years ended March 26, 1999,
 March 27, 1998 and March 28, 1997........................................ F-6

Notes to Consolidated Financial Statements................................ F-7

Supplementary Financial Information--Selected Quarterly Financial Data
 (unaudited).............................................................. F-26

Schedule II--Valuation and Qualifying Accounts............................ F-27

                         INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Dames & Moore Group

  We have audited the consolidated financial statements of Dames & Moore Group and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dames & Moore Group and subsidiaries as of March 26, 1999 and March 27, 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended March 26, 1999 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP
                                          -------------------------------------
                                             KPMG LLP

Los Angeles, California
May 21, 1999

                              DAMES & MOORE GROUP
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
               (In thousands, except share and per share amounts)

                                                             March
                                                              26,     March 27,
                                                              1999      1998
                                                            --------  ---------
                          ASSETS
Current:
  Cash and cash equivalents................................ $ 15,880  $  9,493
  Marketable securities....................................      336     1,031
  Accounts receivable, net of allowance for doubtful
   accounts of: 1999--$9,526 and 1998--$3,408..............  193,051   135,298
  Billed contract retentions...............................   22,071    10,992
  Unbilled.................................................   98,256    55,844
                                                            --------  --------
    Total accounts receivable..............................  313,378   202,134
  Deferred income taxes....................................   10,705     4,303
  Prepaid expenses and inventories.........................   14,841     7,310
  Other current assets.....................................   11,366     3,858
                                                            --------  --------
    Total current assets...................................  366,506   228,129
Property and equipment, net................................   57,518    23,397
Goodwill of acquired businesses, net of accumulated
 amortization of: 1999--$20,070 and 1998--$12,535..........  159,918   117,849
Investments in affiliates..................................   10,461     4,868
Other assets...............................................   40,176    12,118
                                                            --------  --------
                                                            $634,579  $386,361
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current:
  Current portion of long-term debt........................ $ 18,433  $  9,614
  Accounts payable.........................................   57,842    31,990
  Accrued payroll and employee benefits....................   38,934    26,364
  Current income taxes payable.............................    6,245     6,864
  Accrued expenses and other liabilities...................   60,882    23,727
                                                            --------  --------
    Total current liabilities..............................  182,336    98,559
Long-term debt.............................................  284,147   132,010
Other long-term liabilities................................   21,176     5,883
Contingencies (Note 11)
Shareholders' equity:
  Preferred stock, $0.01 par value, shares authorized:
   1,000,000; shares issued: none..........................      --        --
  Common stock and capital in excess of $0.01 par value,
   shares authorized: 54,000,000; shares issued: 1999--
   22,781,000, 1998--22,740,000............................  108,045   107,512
  Retained earnings........................................  102,264   104,952
  Treasury stock: 1999--4,451,000, 1998--4,573,000 shares..  (59,373)  (61,157)
  Accumulated other comprehensive income...................   (3,594)   (1,289)
  Other shareholders' equity...............................     (422)     (109)
                                                            --------  --------
    Total shareholders' equity.............................  146,920   149,909
                                                            --------  --------
                                                            $634,579  $386,361
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                              DAMES & MOORE GROUP
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                             March     March
                                                March 26,     27,       28,
                                                   1999       1998      1997
                                                ----------  --------  --------
Gross revenues................................  $1,029,967  $703,902  $653,378
Direct costs of outside services..............     390,621   221,398   198,970
                                                ----------  --------  --------
  Net revenues................................     639,346   482,504   454,408
                                                ----------  --------  --------
Operating expenses:
  Salaries and related costs..................     445,594   337,474   315,896
  General expenses............................     123,206    88,401    86,275
  Depreciation and amortization...............      12,840     9,216     8,832
  Amortization of goodwill....................       5,504     4,600     3,893
  Acquisition related restructuring and other
   charges....................................      28,276       --      2,651
                                                ----------  --------  --------
                                                   615,420   439,691   417,547
                                                ----------  --------  --------
Earnings from operations......................      23,926    42,813    36,861
  Investment and other income.................       1,231       997     2,014
  Interest expense............................     (18,481)  (10,292)   (7,386)
                                                ----------  --------  --------
Earnings before income taxes..................       6,676    33,518    31,489
  Income taxes................................       4,129    14,188    12,949
                                                ----------  --------  --------
Earnings before extraordinary item............  $    2,547  $ 19,330  $ 18,540
Extraordinary item (less applicable income tax
 benefit of $1,737)...........................      (2,850)      --        --
                                                ----------  --------  --------
Net (loss) earnings...........................  $     (303) $ 19,330  $ 18,540
                                                ==========  ========  ========
Basic earnings (loss) per share:
  Earnings before extraordinary item..........  $     0.14  $   1.08  $   0.91
  Extraordinary item..........................       (0.16)      --        --
                                                ----------  --------  --------
                                                $    (0.02) $   1.08  $   0.91
                                                ==========  ========  ========
Weighted average number of shares.............      18,237    17,890    20,287
                                                ==========  ========  ========
Diluted earnings (loss) per share:
  Earnings before extraordinary item..........  $     0.14  $   1.07  $   0.91
  Extraordinary item..........................       (0.16)      --        --
                                                ----------  --------  --------
                                                $    (0.02) $   1.07  $   0.91
                                                ==========  ========  ========
Weighted average number of shares.............      18,319    18,048    20,446
                                                ==========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                              DAMES & MOORE GROUP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In thousands)

                            Common                          Accumulated
                            Stock &                            Other         Other     Comprehensive
                          Capital in   Retained  Treasury  Comprehensive Shareholders'   Earnings
                         Excess of Par Earnings   Stock       Income        Equity         (Loss)
                         ------------- --------  --------  ------------- ------------- -------------
 Balances at March 29,
  1996..................   $106,804    $ 75,295  $(13,859)    $   --         $(293)           --
 Issued pursuant to
  stock
  option plan...........        438         --        --          --          (140)           --
 Net earnings...........        --       18,540       --          --           --         $18,540
 Cash dividends, $0.12
  per share.............        --       (2,366)      --          --           --             --
 Treasury stock
  acquired..............        --          --    (58,675)        --           --             --
 Treasury stock issued..        --       (3,490)    9,464         --           --             --
 Amortization of
  deferred
  compensation..........        --          --        --          --           218            --
 Change in foreign
  currency translation,
  net of tax - $190.....        --          --        --         (313)         --            (313)
                           --------    --------  --------     -------        -----        -------
 Balances at March 28,
  1997..................   $107,242    $ 87,979  $(63,070)    $  (313)       $(215)       $18,227
                           --------    --------  --------     -------        -----        =======
 Issued pursuant to
  stock
  option plan...........        450         --        --          --          (100)           --
 Restricted shares
  repurchased...........       (180)        --        --          --            15            --
 Net earnings...........        --       19,330       --          --           --          19,330
 Cash dividends, $0.12
  per share.............        --       (2,168)      --          --           --             --
 Treasury stock
  acquired..............        --          --       (350)        --           --             --
 Treasury stock issued..        --         (189)    2,263         --           --             --
 Amortization of
  deferred
  compensation..........        --          --        --          --           191            --
 Unrealized gain on
  securities,
  net of tax - $17......        --          --        --           30          --              30
 Change in foreign
  currency translation,
  net of tax - $613.....        --          --        --       (1,006)         --          (1,006)
                           --------    --------  --------     -------        -----        -------
 Balances at March 27,
  1998..................   $107,512    $104,952  $(61,157)    $(1,289)       $(109)       $18,354
                           --------    --------  --------     -------        -----        =======
 Issued pursuant to
  stock
  option plan...........        578         --        --          --          (140)           --
 Restricted shares
  repurchased...........        (60)        --        (14)        --            20            --
 Net (loss).............        --         (303)      --          --           --            (303)
 Cash dividends, $0.12
  per share.............        --       (2,203)      --          --           --             --
 Treasury stock
  acquired..............        --          --       (745)        --           --             --
 Treasury stock issued..         15        (182)    2,543         --          (412)           --
 Amortization of
  deferred
  compensation..........        --          --        --          --           219            --
 Unrealized loss on
  securities, net of tax
  - $110................        --          --        --         (196)         --            (196)
 Change in foreign
  currency translation,
  net of tax,
  net of tax - $641.....        --          --        --       (1,052)         --          (1,052)
 Minimum pension
  liability,
  net of tax - $678.....        --          --        --       (1,057)         --          (1,057)
                           --------    --------  --------     -------        -----        -------
 Balances at March 26,
  1999..................   $108,045    $102,264  $(59,373)    $(3,594)       $(422)       $(2,608)
                           ========    ========  ========     =======        =====        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                              DAMES & MOORE GROUP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       Fiscal Year Ended
                                                 -------------------------------
                                                 March 26,  March 27,  March 28,
                                                   1999       1998       1997
                                                 ---------  ---------  ---------
Cash flows from operating activities:
 Net earnings (loss)............................ $    (303) $ 19,330   $ 18,540
  Adjustments to reconcile net earnings (loss)
   to net cash provided by operating activities:
    Depreciation and amortization...............    20,789    14,032     12,943
    Non-cash special charges....................    26,976       --         --
    Losses (earnings) from equity investments...       859       252        (80)
    Deferred income taxes.......................    (7,672)     (354)    (2,437)
    Change in assets and liabilities net of
     effects of purchases of businesses:
      Marketable securities.....................       --      5,984      8,952
      Accounts receivable.......................   (48,130)  (21,725)   (24,297)
      Prepaid expenses and other assets.........   (13,319)   (2,496)     1,285
      Income tax receivable.....................      (413)      593        121
      Accounts payable and accrued expenses.....    23,116     3,404     (9,247)
                                                 ---------  --------   --------
Net cash provided by operating activities.......     1,903    19,020      5,780
                                                 ---------  --------   --------

Cash flows from investing activities:
 Purchases of businesses, net of cash acquired..  (128,146)  (13,463)   (22,118)
 Purchases of property and equipment............   (18,615)  (11,958)    (9,524)
 Investments and other assets...................   (10,188)   (3,600)   (18,630)
 Proceeds from sales of investments and other
  property......................................     7,354     7,387        --
                                                 ---------  --------   --------
Net cash used in investing activities...........  (149,595)  (21,634)   (50,272)
                                                 ---------  --------   --------

Cash flows from financing activities:
 Repayments on lines of credit..................  (194,561)  (21,000)       --
 Debt issuance costs............................    (3,867)      --         --
 Proceeds from debt instruments.................   355,080    22,700     62,551
 Issuance of common stock.......................       428       364        357
 Stock repurchased..............................      (798)     (515)   (58,675)
 Dividends......................................    (2,203)   (2,168)    (2,366)
                                                 ---------  --------   --------
Net cash (used) provided by financing
 activities.....................................   154,079     ( 619)     1,867
                                                 ---------  --------   --------

Net (decrease) increase in cash and cash
 equivalents....................................     6,387    (3,233)   (42,625)
Cash and cash equivalents, beginning of year....     9,493    12,726     55,351
                                                 ---------  --------   --------
Cash and cash equivalents, end of year.......... $  15,880  $  9,493   $ 12,726
                                                 =========  ========   ========

Supplemental disclosures of cash flow
 information:
 Interest paid.................................. $  13,897  $  9,785   $  3,263
 Income taxes paid..............................    11,276    10,751     14,810
Non cash investing activities--business
 acquisitions...................................    16,027     5,110      9,879

   The accompanying notes are an integral part of the consolidated financial statements.

                              DAMES & MOORE GROUP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)

Note 1--Summary of Significant Accounting Policies:

Basis of Presentation:

  The consolidated financial statements include the accounts of all majority-owned domestic and foreign subsidiaries. Investments in companies in which Dames & Moore Group (the "Company") does not have control, but has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Other investments are accounted for by the cost method. All significant intercompany transactions and balances have been eliminated. Certain items in the prior years' financial statements have been reclassified to be consistent with the 1999 presentation.

Use of Estimates in the Preparation of Consolidated Financial Statements:

  The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Cash and Cash Equivalents:

  Cash and cash equivalents consist of unrestricted deposits with banks and highly liquid investments with an original maturity of three months or less.

Marketable Securities:

  Marketable securities consist of equity and debt securities that are considered either available-for-sale or trading securities as defined by Statement of Financial Accounting Standard (SFAS) No. 115. Debt securities with maturity dates beyond a year are classified as Other Assets. Marketable securities are recorded at fair market value. Changes in unrealized gains and losses for trading securities are included in earnings; for available-for-sale securities, they are charged or credited as a component of accumulated other comprehensive income, net of tax. A decline in the fair value of an available-for-sale security below cost that is deemed other than temporary is charged to earnings. Management determines the appropriate classifications of investments at the time of purchase and reevaluates such designations as of each balance sheet date.

Depreciation and Amortization:

  Property and equipment are depreciated on a straight-line basis over estimated useful lives ranging from 3 to 10 years and leasehold improvements are amortized over the lesser of estimated useful lives or the term of the lease.

Goodwill of Acquired Businesses:

  The goodwill of acquired businesses represents the difference between the purchase cost and the fair value of the net assets of acquired businesses, and is being amortized on a straight-line basis over 3 to 40 years. The Company annually evaluates the realizability of goodwill based upon undiscounted forecasted operating earnings over the remaining amortization period for each investment having a significant goodwill balance. If an impairment in the value of the goodwill were to occur, the Company would reflect the impairment through a reduction in the carrying value of the goodwill based upon the estimated fair value of the investment.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 1--Summary of Significant Accounting Policies: (continued)

Foreign Currency Translation:

  The functional currencies for the Company's significant foreign subsidiaries and branches are their respective local currencies. The assets and liabilities of these entities are translated into U.S. dollars using exchange rates in effect at period end. Revenue and expenses are translated at the average rates of exchange prevailing during the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive income, net of tax. In situations where the functional currency is the U.S. dollar, translation adjustments are included in earnings.

  The Company enters into forward foreign currency exchange contracts to reduce the impact of foreign currency fluctuations on certain project revenues and costs, and the asset and liability positions of foreign subsidiaries. The terms of the currency derivatives are generally one year or less. Commencing in fiscal 1997 the gains or losses from these contracts are generally also reported as a separate component of shareholders' equity; previously they were included in earnings.

Recognition of Revenue:

  The Company recognizes revenue generally at the time services are performed. On fixed price contracts, revenue is recognized on the basis of the estimated percentage of completion of services rendered. On cost reimbursement contracts, revenue is recognized as costs are incurred and includes applicable fees earned essentially in the proportion that costs incurred bear to total estimated final costs. Materials and subcontract costs reimbursed by clients are included in gross revenues. Anticipated losses are recognized in the period in which the losses are reasonably determinable. Substantially all unbilled receivables are expected to be collected within the next 12 months and retentions at the close of the respective project. Approximately $7,157 of unbilled receivables and contract retentions not collectible within 12 months have been classified as other assets.

  A major portion of contracts with the United States Government, are subject to audit and adjustment. Revenue has been recorded in amounts expected to be realized on final settlement.

Income Taxes:

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Tax provisions are recorded at statutory rates for taxable items included in the consolidated statements of earnings regardless of the period such items are reported for tax purposes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax effects will be realized in future years.

Stock-Based Compensation:

  Prior to March 30, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On March 30, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and proforma earning per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 1--Summary of Significant Accounting Policies: (continued)


Earnings Per Share:

  Basic earnings per share is computed by dividing net earnings by the weighted-average number of common shares outstanding for the period. Diluted earnings per share adjusts the weighted-average number of common shares to reflect the potential dilution that could occur if restricted stock was unrestricted and the assumed exercise of the dilutive stock options outstanding. This change did not have a material impact on the computation of the earnings per share data.

Comprehensive Income:

  The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes new standards for reporting and display of comprehensive income and its components. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to shareholders' equity. The Company adopted SFAS No. 130 in fiscal 1999. The Company's other comprehensive income is primarily comprised of foreign currency translation adjustments, unrealized gain or loss on securities, and adjustments made to recognize additional minimum liabilities associated with the Company's defined benefit pension plans. Reclassifications related to the components of other comprehensive income were not significant.

Segment and Related Information:

  In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established new standards for reporting information about operating segments in interim and annual financial statements, in accordance with the "management approach," The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company adopted SFAS No. 131 with its annual financial statements ending March 26, 1999 which did affect the disclosure of segment information but did not affect results of operations or the financial position of the Company.

Recent Accounting Pronouncements:

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure all derivatives at fair value. Implementation of this statement is effective for fiscal years beginning after June 15, 1999 commencing with interim periods. The Company is in the process of determining the impact that the adoption of SFAS No. 133 will have on its financial position and results of operations.

Fiscal Year:

  The Company uses a 52-53 week fiscal year ending the last Friday in March. The fiscal years were comprised of 52 weeks in 1999, 1998 and 1997.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


Note 2--Acquisitions:

  On July 31, 1998, the Company acquired all of the membership interests of Radian International LLC ("Radian"), a multinational engineering, consulting and construction firm. The purchase price of $117 million in cash is subject to a post-closing adjustment which is currently under discussion with the seller. The purchase price in excess of the fair value of the net assets acquired, plus estimated office closure costs and severance costs are classified as goodwill and are being amortized over 40 years.

  The Company also completed thirteen smaller acquisitions during fiscal 1999 for $16,555 one of which included the issuance of 157,991 shares of the Company's treasury stock. Seven of the acquisitions have additional future payments contingent on future earnings. The total purchase cost in excess of fair value of identifiable assets acquired is classified as goodwill and is being amortized over the period of expected benefit, which range from 3 to 25 years.

  The Company also completed six smaller acquisitions during fiscal 1998 for $5,740 one of which included the issuance of 163,107 shares of the Company's treasury stock. Four of the acquisitions have additional future payments contingent on future earnings. The total purchase cost in excess of fair value of identifiable assets acquired is classified as goodwill and is being amortized over the period of expected benefit, which range from 3 to 20 years.

  On June 24, 1997, the Company acquired SRA Technologies, Inc., a professional services company providing specialized clinical laboratory services, contract research, analysis and management services in the areas of life sciences, environmental health service studies, and energy. The purchase price of $8,924 was paid in cash, and no additional payments are due. The purchase price in excess of the fair value of the identifiable assets acquired is classified as goodwill and is being amortized over 30 years.

  The following schedule summarizes the unaudited pro forma results of operations as if the acquisition of Radian had occurred at the beginning of fiscal 1998. Certain adjustments, such as amortization of goodwill, increased interest expense and income tax have been reflected.

                                                               1999      1998
                                                             --------  --------
   Net revenues............................................. $693,000  $655,042
                                                             ========  ========
   Earnings (loss) before extraordinary item................ $ (8,560) $  7,618
                                                             ========  ========
   Earnings (loss) per share before extraordinary item
     Basic.................................................. $   (.47) $   0.43
                                                             ========  ========
     Diluted................................................ $   (.47) $   0.42
                                                             ========  ========
   Net earnings (loss)...................................... $(11,410) $  7,618
                                                             ========  ========
   Earnings (loss) per share
     Basic.................................................. $   (.63) $   0.43
                                                             ========  ========
     Diluted................................................ $   (.63) $   0.42
                                                             ========  ========

  The pro forma information is intended to show how the acquisitions might have affected historical results of operations if the transactions had occurred at an earlier time. The pro forma results are not necessarily indicative of the periods presented or to be expected in the future.

  All acquisitions have been accounted for as purchases. Results of operations for all acquisitions have been included in the consolidated financial statements from the date of the respective acquisition.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


Note 3--Investments in Debt and Equity Securities:

  The cost and estimated fair value of equity and debt securities by classification and major category follow. At March 26, 1999, $5,804 of debt and equity securities were classified as other assets. At March 27, 1998, $4,536 of the U.S. Government securities have a maturity greater than 1 year but within 5 years, and are classified as other assets.

                                                                       Estimated
                                                                         Fair
                                                                 Cost    Value
                                                                ------ ---------
   At March 26, 1999:
     Available-for-sale:
      Debt securities.......................................... $2,126  $2,122
      Equity securities........................................  4,302   4,018
                                                                ------  ------
                                                                $6,428  $6,140
                                                                ======  ======
   At March 27, 1998:
     Available-for-sale:
      Securities of the U.S. Government........................ $4,502  $4,536
      Equity securities........................................  1,018   1,031
                                                                ------  ------
                                                                $5,520  $5,567
                                                                ======  ======

Note 4--Investments in Affiliates:

  The Company through its subsidiary Dames & Moore Ventures has a 50% interest in Dames & Moore/ Brookhill L.L.C. (DMB) and affiliated companies. DMB was formed to acquire environmentally impaired properties and to remediate; to develop, redevelop, or reposition; and to maintain, operate and lease such properties until their disposition. DMB acquires an interest in assets by purchasing either a fee interest or a property-related mortgage note. At March 26, 1999, DMB holds 6 assets. Effective January 1, 1999, DMB agreed to complete the redevelopment and disposition of existing assets, and to cease the acquisition of any new assets.

  Acquisitions have been financed 75% with senior debt, 20% subordinated debt and 5% equity from DMB. The senior debt bears interest at London Interbank Offshore Rate (LIBOR) plus 275 basis points, and requires monthly payments of principal and interest. Cash flow from the properties, including sale proceeds will generally be distributed 80% to the subordinated lender and 20% to DMB, until the subordinated lender and DMB each receives its loan advances or capital contributions, and a return on investment of 20% per annum. Thereafter, cash flow will be distributed 50% to the subordinated lender and DMB. The borrowings are all due on December 31, 1999, but may be extended under certain terms and conditions.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 4--Investments in Affiliates: (continued)


  The Company accounts for its investment of $1,388 in fiscal 1999 and $3,144 in fiscal 1998 in DMB under the equity method of accounting. Condensed financial information follows:

                                                         March 26,  March 27,
                                                            1999       1998
                                                         ---------- ----------
   Mortgage notes receivables...........................  $ 1,316    $ 4,137
   Property.............................................   28,877     33,508
   Other assets.........................................    3,426     17,038
                                                          -------    -------
     Total assets.......................................  $33,619    $54,683
                                                          =======    =======
   Mortgages payable....................................  $27,676    $41,958
   Other liabilities....................................    4,191      6,726
   Shareholders' equity.................................    1,752      5,999
                                                          -------    -------
     Total liabilities and equity.......................  $33,619    $54,683
                                                          =======    =======
   Company's share of equity............................  $ 1,330    $ 3,000
                                                          =======    =======
                                                         Year Ended Year Ended
                                                         March 26,  March 27,
                                                            1999       1998
                                                         ---------- ----------
   Revenues.............................................  $   209    $    18
   Costs and expenses...................................   (2,280)    (1,450)
   Net gain on asset dispositions.......................      733      1,061
                                                          -------    -------
     Net loss...........................................  $(1,338)   $  (371)
                                                          =======    =======
   Company's share of net loss (investments and other
    income).............................................  $  (756)   $  (179)
                                                          =======    =======

  Equity investments in other unconsolidated investments amounted to $9,131 at fiscal 1999 and $1,868 in fiscal 1998.

                              DAMES & MOORE GROUP

               (In thousands, except share and per share amounts)

Note 5--Composition of Certain Financial Statement Captions:

                                                                 1999    1998
                                                               -------- -------
   Property and equipment, at cost:
    Computer equipment........................................ $ 54,713 $36,145
    Office equipment and furniture............................   18,064  13,719
    Technical and field equipment.............................   27,780  13,482
    Leasehold improvements....................................   10,799   5,847
                                                               -------- -------
                                                                111,356  69,193
    Less accumulated depreciation and amortization............   53,838  45,796
                                                               -------- -------
                                                               $ 57,518 $23,397
                                                               ======== =======
   Other assets:
    Notes and other receivables............................... $ 26,705 $ 5,457
    Other assets..............................................   13,471   6,661
                                                               -------- -------
                                                               $ 40,176 $12,118
                                                               ======== =======
   Accrued payroll and employee benefits:
    Salaries, wages and related taxes......................... $ 21,940 $12,901
    Accrued vacation..........................................   16,377  12,192
    Accrued pension costs.....................................      617   1,271
                                                               -------- -------
                                                               $ 38,934 $26,364
                                                               ======== =======
   Accrued expenses and other liabilities:
    Accrued insurance costs................................... $ 17,833 $ 6,913
    Accrued occupancy.........................................    4,413   4,232
    Accrued interest..........................................    8,700   4,283
    Deferred acquisition payments.............................    2,440   1,639
    Restructuring and acquisition reserves....................   10,174     --
    Deferred income and client advances.......................    3,435   2,700
    Other accrued expenses....................................    3,987     837
    Other liabilities.........................................    9,900   3,123
                                                               -------- -------
                                                               $ 60,882 $23,727
                                                               ======== =======

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


Note 6--Long-Term Debt:

                                                                1999     1998
                                                              -------- --------
   Long-term debt consists of the following:
    Term loan................................................ $265,000 $    --
    Revolving lines of credit................................   37,232   20,015
    Other notes payable......................................      348    1,609
    Senior Notes:
     6.54% Series A notes, due March 29, 2001................      --    40,000
     6.87% Series B notes, due March 29, 2003................      --    30,000
     6.92% Series C notes, due September 29, 2003............      --    10,000
     7.19% Series F notes, due December 16, 2004.............      --    10,000
     7.23% Series G notes, due December 16, 2005.............      --    10,000
     7.20% Series D notes, due March 29, 2006................      --     5,000
     7.25% Series E notes, due September 29, 2006............      --    15,000
                                                              -------- --------
                                                               302,580  141,624
   Current portion of long-term debt.........................   18,433    9,614
                                                              -------- --------
                                                              $284,147 $132,010
                                                              ======== ========

  The funding of the Radian acquisition resulted in the early extinguishment of the Company's Senior Notes and certain bank lines of credit. Pre-payment obligations and deferred financing costs resulted in a pretax charge of $4,587; after the tax benefit of $1,737, the extraordinary charge was $2,850, or ($.16) per share, basic and diluted.

  The Company's amended long-term debt facility includes a term commitment of $265,000 and a revolving commitment of $75,000. Interest is charged under several options, including a base rate or at LIBOR, plus the applicable margin, at the Company's option. Interest is payable quarterly for base rate borrowings and for LIBOR borrowings the earlier of the last day of the interest rate period or three months from the first day of the interest rate period. The effective interest rate was 6.8% at March 26, 1999. The agreement contains limitations on additional indebtedness, sales of assets, acquisitions and capital expenditures, as well as maintenance of certain financial ratios. The Company was in compliance with all such ratios at March 26, 1999. The term loan requires quarterly principal payments commencing on June 30, 1999, with $40,000 of the unpaid balance due on June 30, 2004 and the remaining unpaid balance of $94,500 due in full on December 31, 2004. The revolving commitment matures on June 30, 2004. Furthermore, mandatory principal pre-payments or commitment reductions are required in the event of the occurrence of certain transactions, as defined in the agreement. As of March 26, 1999, under these lines, the Company had borrowings of $302,232, and standby letters of credit totaling $14,156 principally for project performance, advance payment guarantees and the Company's domestic insurance program. The fair value of the Company's long-term debt approximates carrying value based on current rates offered to the Company for debt of the same remaining maturities.

  Annual maturities of long-term debt over the next five fiscal years are as follows: 2000--$18,433; 2001--$16,147; 2002--$26,000; 2003--$36,000; and
2004--$41,000.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 7--Foreign Currency Contracts:

  In the past, the Company has entered into foreign exchange forward contracts, all having maturities of less than one year. The amounts noted below serve solely as a basis for the calculation of payment streams to be exchanged. The Company is exposed to credit loss in the event of nonperformance by counter parties for these contracts. The Company selects major international banks and financial institutions as counter parties to manage this credit risk. Transaction gains and losses including the effect of foreign currency contracts and currency exchange rate conversion were a gain of $3 in 1999, a loss of $206 in 1998, and a loss of $222 in 1997. The Company did not have any open foreign currency contracts at March 26, 1999.

                                                                           1998
                                                                          ------
     Australian dollars.................................................. $1,000
     United States dollars............................................... $  644

Note 8--Fair Values of Financial Instruments:

  The carrying amount of marketable securities is based on quoted market prices at the reporting date for those investments and as such equal fair value. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of the same remaining maturities, which approximates carrying value. All other financial instruments bear relatively short-term maturities, and accordingly, the carrying amount of these investments approximates fair value.

Note 9--Income Taxes:

  Income taxes consist of the following:

                                                       1999     1998     1997
                                                      -------  -------  -------
   U.S. Federal taxes:
    Current.......................................... $ 5,643  $ 9,560  $11,761
    Deferred.........................................  (5,583)    (478)  (1,736)
                                                      -------  -------  -------
                                                           60    9,082   10,025
   State and local taxes:
    Current..........................................   1,117    1,706    1,841
    Deferred.........................................    (749)    (115)    (166)
                                                      -------  -------  -------
                                                          368    1,591    1,675
   Non-U.S. taxes:
    Current..........................................   4,003    3,541    1,249
    Deferred.........................................    (302)     (26)     --
                                                      -------  -------  -------
                                                        3,701    3,515    1,249
                                                      -------  -------  -------
                                                      $ 4,129  $14,188  $12,949
                                                      =======  =======  =======

  The sources of earnings before income taxes consist of the following:

                                                          1999   1998    1997
                                                         ------ ------- -------
   U.S. earnings before income taxes.................... $3,937 $27,438 $31,178
   Non-U.S. earnings before income taxes................  2,739   6,080     311
                                                         ------ ------- -------
     Earnings before income taxes....................... $6,676 $33,518 $31,489
                                                         ====== ======= =======

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 9--Income Taxes: (continued)


  Income taxes differ from amounts computed by applying the statutory U.S. Federal income tax rate of 35% to earnings before income taxes as follows:

                                                         1999    1998    1997
                                                        ------  ------- -------
   Statutory U.S. Federal income tax................... $2,337  $11,731 $11,021
   State income taxes, net of Federal benefit..........    240    1,034   1,089
   Goodwill............................................    682      653     499
   Foreign operations..................................  1,009      538     603
   Other...............................................   (139)     232    (263)
                                                        ------  ------- -------
     Total income taxes................................ $4,129  $14,188 $12,949
                                                        ======  ======= =======

  Deferred income taxes result from temporary differences in the timing of the recognition of revenues and expenses for financial statement and tax return purposes. Management believes that it is more likely than not, that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The significant components of deferred taxes were as follows:

                                                                1999    1998
                                                               ------- -------
   Current deferred net tax assets:
    Compensation expense...................................... $ 6,174 $ 3,975
    Litigation reserve........................................     788     410
    Accrued expenses..........................................   2,367     171
    Allowance for doubtful accounts...........................   1,353     918
    Other.....................................................     529     433
                                                               ------- -------
      Total current deferred tax assets.......................  11,211   5,907
                                                               ------- -------
    Cash to accrual adjustments from acquisitions.............      60   1,106
    Other.....................................................     446     498
                                                               ------- -------
      Total current deferred tax liabilities..................     506   1,604
                                                               ------- -------
      Net current deferred tax assets......................... $10,705 $ 4,303
                                                               ======= =======
   Noncurrent deferred net tax liabilities:
    Foreign currency translation.............................. $ 1,502     836
    Foreign tax credits.......................................   1,301      --
    Other.....................................................   1,878     735
                                                               ------- -------
      Total noncurrent deferred tax assets....................   4,681   1,571
                                                               ------- -------
    Depreciation and amortization.............................   3,457   2,481
    Other.....................................................   1,020     569
                                                               ------- -------
      Total noncurrent deferred tax liabilities...............   4,477   3,050
                                                               ------- -------
      Net noncurrent deferred tax assets (liabilities)........ $   204 $(1,479)
                                                               ======= =======

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 10--Lease Commitments:

  The Company is obligated under various noncancelable leases for office facilities, furniture and equipment. Certain leases contain renewal options, escalation clauses and certain other operating expenses of the properties. In the normal course of business, leases that expire are expected to be renewed or replaced by leases for other properties.

  The following is a schedule by year of future rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 26, 1999:

       Fiscal Year(s)                                                    Total
       --------------                                                   --------
        2000..........................................................   $28,890
        2001..........................................................    25,934
        2002..........................................................    18,591
        2003..........................................................    13,871
        2004..........................................................     9,164
        Thereafter....................................................    11,455
                                                                        --------
          Total minimum lease payments................................  $107,905
                                                                        ========

  The following schedule shows the composition of total rental expenses for all operating leases:

                                                          1999    1998    1997
                                                         ------- ------- -------
       Total rental expense............................. $32,986 $24,365 $23,617
         Less sublease rentals..........................     319     140     324
                                                         ------- ------- -------
                                                         $32,667 $24,225 $23,293
                                                         ======= ======= =======

Note 11--Contingencies:

  The Company in the ordinary course of business is a defendant in various lawsuits involving claims typically filed against the engineering and consulting professions, primarily alleging professional errors or omissions. The Company through a wholly owned subsidiary insures the Company's risks for professional liability, workers compensation, and general and automobile claims up to certain policy limits. Claims in excess of these limits are covered by unrelated insurance carriers. Management makes estimates and assumptions that affect the reported amount of liability and the disclosure of contingent liabilities. As claims develop, it is possible that the ultimate results of these claims may differ from management's estimates. In the opinion of management, based upon information it presently possesses, the resolution of these claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Note 12--Stock Option Plans:

 Long-Term Incentive Plan

  The Company's Amended and Restated 1991 Long-Term Incentive Plan (the "Plan"), which provides for the granting of stock options and the sale of restricted stock to officers and key employees of the Company, has authorized and reserved a total of 2,700,000 shares of common stock for issuance under this Plan. Stock options granted or restricted stock sold under the Plan may be granted or sold at a price and for such terms as determined by the Compensation Committee of the Board of Directors.

  Restricted stock sales are offered to newly elected officers and existing officers, these shares are subject to restrictions on transfer and risk of forfeiture until earned by continued employment. Should employment terminate before ownership vests, shares are repurchased by the Company at the lesser of the price originally

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 12--Stock Option Plans: (continued)

paid for the stock or its market value on the date of termination. During the restriction period, holders have the rights of shareholders, including the right to vote and receive dividends, but cannot transfer ownership. Restricted stock is generally being issued at 67% of market value on the date of issuance for newly elected officers and at no cost to existing officers, the stock vests 3 years after the issue date. These restricted stock sales give rise to unearned compensation that is amortized over the vesting period. Through March 26, 1999, 290,863 shares of restricted stock have been issued under the Plan.

                                    1999                1998                1997
                             ------------------- ------------------- -------------------
   Restricted stock
    issued.................        65,891              23,300              37,751
   Weighted-average fair
    value of restricted
    stock granted during
    the year...............        $12.62              $12.88              $11.13

  Non-qualified stock options are granted at fair value at the date of grant and generally vest 25% per year commencing on the first anniversary after the grant date. Options expire 10 years after the grant date, and all awards need to be made by May 22, 2005.

                                    1999                1998                1997
                             ------------------- ------------------- -------------------
                                        Weighted            Weighted            Weighted
                                        Average             Average             Average
                                        Exercise            Exercise            Exercise
                              Shares     Price    Shares     Price    Shares     Price
                             ---------  -------- ---------  -------- ---------  --------
   Outstanding at beginning
    of the year............  1,593,009   $16.08  1,678,856   $16.09  1,517,823   $16.87
   Granted.................    286,039    12.45      8,000    12.88    276,554    11.24
   Exercised...............    (13,373)   11.85     (6,902)   11.78     (2,737)   12.00
   Canceled................    (85,215)   15.90    (86,945)   16.17   (112,784)   14.83
                             ---------           ---------           ---------
   Outstanding at the end
    of the year............  1,780,460   $15.54  1,593,009   $16.08  1,678,856   $16.09
                             =========           =========           =========
   Exercisable at year-
    end....................  1,255,314   $16.99  1,166,549   $17.69    970,941   $18.58
   Weighted-average fair
    value of options
    granted during the
    year...................              $ 4.89              $ 5.46              $ 4.40

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: expected volatility of 27.91%, 28.28%, and 27.15%; risk-free interest rates of 5.53%, 6.81%, and 6.24%; expected lives of 6, 6, and 5.6 years and no dividends.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 12--Stock Option Plans: (continued)


 Directors' Stock Option Plan

  The Company's amended and restated 1995 Stock Option Plan for Non-Employee Directors of the Company (the "Plan") has 100,000 shares of common stock authorized for issuance under the Plan. Shares of common stock awarded under this Plan are non-qualified stock options, are granted at fair value at the date the option is granted, vest and become exercisable in three equal annual installments commencing on the first anniversary after the grant date. Options expire 10 years after the grant date.

                                     1999            1998            1997
                                --------------- --------------- ---------------
                                       Weighted        Weighted        Weighted
                                       Average         Average         Average
                                       Exercise        Exercise        Exercise
                                Shares  Price   Shares  Price   Shares  Price
                                ------ -------- ------ -------- ------ --------
   Outstanding at beginning of
    the year..................  40,000  $13.20  23,000  $12.97  15,000  $13.63
   Granted....................  10,000   12.63  17,000   13.50   8,000  $11.75
   Exercised..................     --      --      --      --      --      --
                                ------          ------          ------
   Outstanding at the end of
    the year..................  50,000  $13.08  40,000  $13.20  23,000  $12.97
                                ======          ======          ======
   Exercisable at year-end....  25,995  $13.21  12,664  $13.23   4,998  $13.63

   Weighted-average fair value
    of options granted during
    the year..................          $ 4.91          $ 5.59          $ 4.90

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997, respectively: expected volatility of 27.82%, 28.51%, and 27.97%; risk-free interest rates of 5.4%, 6.3%, and 6.4%; expected lives of 6 years and no dividends.

  The following table summarizes both stock option plans' information on stock options outstanding at March 26, 1999:

                             Options Outstanding          Options Exercisable
                       -------------------------------- ------------------------
                                    Weighted
                                     Average   Weighted             Weighted
                         Number     Remaining  Average    Number    Average
   Range of            Outstanding Contractual Exercise Exercisable Exercise
   Exercise Prices     at 3/26/99     Life      Price   at 3/26/99   Price
   ---------------     ----------- ----------- -------- ----------- --------
   $11.13 to $13.63..    977,755       7.3      $12.01    428,604    $11.88
   $16.65 to $19.50..    589,818       4.5       18.96    589,818     18.96
   $20.00 to $21.75..    262,887       3.0       20.53    262,887     20.53

 Pro-Forma Disclosure

  The Company continues to apply APB Opinion No. 25 in accounting for both of its stock-based compensation plans. Accordingly, no compensation cost has been recognized for the stock option plans. There was no material difference in the Company's earnings or earnings per share had the stock option plans determined compensation cost based on the fair value at the grant dates consistent with the method of SFAS No. 123.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 13--Employee Retirement Plans:

  The Company and its domestic subsidiaries have several defined contribution retirement plans covering substantially all of the Company's U.S. employees with a minimum service requirement. Depending upon the plan, eligible employees can invest up to 15% of their earnings; certain plans will match by an equal amount from the Company generally up to the first 3% to 4.5% of the employee's contribution. Employer matching contributions for fiscal years 1999, 1998, and 1997 were $6,641, $2,930 and $3,315, respectively. Profit-
sharing contributions to all plans are currently discretionary. However, prior to January 1, 1997 the largest of the plans had a profit-sharing contribution that was computed in accordance with a formula (set forth in the Plan) to provide for an annual contribution of 6% of pre-tax earnings, as defined. The contributions for 1999, 1998, and 1997 were $218, $1,381 and $1,684, respectively.

  Certain of the Company's foreign subsidiaries have trusteed retirement plans covering substantially all of their employees. These pension plans are not required to report to government agencies pursuant to ERISA and do not otherwise determine the actuarial value of accumulated benefits or net assets available for benefits. The aggregate pension expense for these plans for fiscal years 1999, 1998 and 1997 were $1,711, $1,498, and $1,719, respectively.

  The Company, upon acquiring Radian, assumed certain of Radian's defined benefit pension plans, including several post-retirement benefit plans. These plans cover a select group of Radian employees and former employees who will continue to be eligible to participate in the plans.

  The defined benefit plans include a Supplemental Executive Retirement Plan
(SERP) and Salary Continuation Agreement (SCA) which are intended to supplement retirement benefits provided by other benefit plans upon the participant's meeting minimum age and years of service requirements. The plans are unfunded, however, at March 26, 1999, the Company had designated and deposited $6,309 in a trust account for the SERP. Radian also has a post-retirement benefit program that provides certain medical insurance benefits to participants upon meeting minimum age and years of service requirements, this plan is also unfunded.

  The Company recorded an additional minimum liability net of tax of $1,057 at March 26, 1999 as a component of comprehensive income. This amount represents the excess of the accumulated benefit obligations over the fair value of plan assets to the extent possible because the asset recognized may not exceed the amount of unrecognized prior service cost.

  Management's estimate of accumulated benefits for the SERP and SCA as of March 26, 1999 were as follows:

     Actuarial present value of accumulated benefits:
       Vested.......................................................... $10,464
       Non-vested......................................................     857
                                                                        -------
         Total......................................................... $11,321
                                                                        =======

                              DAMES & MOORE GROUP

               (In thousands, except share and per share amounts)

Note 13--Employee Retirement Plans: (continued)


  The weighted-average discount rate used for the period was 6.75%.

                                                                         1999
                                                                        -------
     Change in benefit obligation:
       Benefit obligation at August 1, Acquisition..................... $ 9,787
       Service Cost....................................................      57
       Interest cost...................................................     451
       Amortization of unrecognized service cost.......................      20
                                                                        -------
         Net period cost...............................................     528
                                                                        -------
       Acturial loss...................................................   1,814
       Benefit payments................................................    (808)
                                                                        -------
       Benefit obligation at March 26, 1999............................ $11,321
                                                                        =======

  The funded status of the plans at March 26, 1999:

                                                                        1999
                                                                       -------
       Projected benefit obligation..................................  $11,321
       Plan assets available for benefits............................      --
                                                                       -------
       Deficiency of assets over projected benefit obligations.......   11,321
       Unrecognized actuarial loss...................................    1,814
       Unrecognized prior service costs..............................      --
                                                                       -------
       Accrued pension liability.....................................  $ 9,507
                                                                       =======

  The funded status of the post-retirement program at March 26, 1999 is as follows:

       Accumulated post-retirement benefit obligation ("APBO"):
         Retirees....................................................  $   200
         Active plan participants, fully eligible....................      134
         Active plan participants, not yet fully eligible............      542
                                                                       -------
           Total APBO................................................  $   876

       Unrecognized net loss from past experience different from that
        assumed and from changes in assumptions......................      (79)
                                                                       -------
       Accrued post-retirement benefits..............................  $   797
                                                                       =======

  The weighted-average discount rate used in determining the APBO was 6.75% as of December 31, 1998.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)

Note 14--Segment and Related Information:

  Management has organized the Company by type of services provided. The general engineering and consulting division ("GE&C") provides environmental and specialized engineering services throughout the world to private sector clients and governmental agencies. Construction services division ("CSD") provides program, project and construction management services for public sector projects of all sizes and complexity. The process and chemical engineering division ("P&CE") provides process engineering and design services to the oil and gas, petrochemical, pulp and paper industries, and to the federal government. Transportation service division ("TSD") provides project planning, design and construction-phase engineering services for the transportation and infrastructure projects throughout the United States. Specialty companies ("SC") include other business units which provide services to both private sector clients and government agencies.

  Accounting policies for each of the reportable segments are the same as those described in Note 1, Notes to Consolidated Financial Statements. Management evaluates the performance of its business segments based on earnings from operations before acquisition-related restructuring and other charges.

  The following table shows summarized financial information on the Company's reportable segments. Included in the "Other" column are corporate-related items, results of shared operations, income and expense items from reportable segments not reported to management, and eliminations of inter-segment sales which are not significant.

                           GE&C     CSD      P&CE     TSD     SC      Other     Total
1999:                    -------- -------- -------- ------- -------  --------  --------
 Net revenues from U.S.
  Government agencies
  and departments....... $ 36,967 $ 38,027 $ 34,721 $   275 $ 4,838  $    --   $114,828
 Other net revenues.....  228,813  139,563   83,958  55,651  16,961      (428)  524,518
 Segment profit (loss)..   40,314   10,352   10,638   5,089     (25)  (14,166)   52,202
 Total assets...........  182,080  241,663  115,500  38,114  46,851    10,371   634,579
 Total accounts
  receivable............  125,932  122,117   32,743  25,259   9,732    (2,405)  313,378
 Depreciation and
  amortization..........    6,069    6,507    2,482   1,660   1,181       445    18,344

                           GE&C     CSD      P&CE     TSD     SC      Other     Total
1998:                    -------- -------- -------- ------- -------  --------  --------
 Net revenues from U.S.
  Government agencies
  and departments....... $ 35,225 $  6,559 $ 16,377 $   791 $ 7,488  $    --   $ 66,440
 Other net revenues.....  230,601   87,414   36,060  46,476  15,670      (157)  416,064
 Segment profit (loss)..   47,666    5,412    1,759   3,793   1,029   (16,846)   42,813
 Total assets...........  162,336  103,291   46,789  31,381  34,857     7,707   386,361
 Total accounts
  receivable............  115,205   48,184   11,878  19,114   8,702      (949)  202,134
 Depreciation and
  amortization..........    6,228    2,639    1,675   1,613   1,130       531    13,816

                           GE&C     CSD      P&CE     TSD     SC      Other     Total
1997:                    -------- -------- -------- ------- -------  --------  --------
 Net revenues from U.S.
  Government agencies
  and departments....... $ 41,931 $  3,647 $ 16,284 $ 1,321 $   --   $    --   $ 63,183
 Other net revenues.....  220,253   77,919   36,480  42,937  13,637        (1)  391,225
 Segment profit (loss)..   39,402    2,628    3,960   3,428   1,372   (11,278)   39,512
 Total assets...........  145,779   88,147   49,042  29,037  28,425    17,852   358,282
 Total accounts
  receivable............  100,878   34,843   15,427  17,785   7,576      (797)  175,712
 Depreciation and
  amortization..........    6,078    2,239    1,560   1,458     869       521    12,725

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


  The next table provides a reconciliation of segment profit to consolidated earnings before income taxes and extraordinary items.

                                               March 26,  March 27,  March 28,
                                                 1999       1998       1997
                                               ---------  ---------  ---------
   Segment profit ............................ $ 52,202   $ 42,813    $39,512
   Acquisition-related restructuring & other
    charges...................................  (28,276)        --     (2,651)
   Investment & other income..................    1,231        997      2,014
   Interest expense...........................  (18,481)   (10,292)    (7,386)
                                               --------   --------    -------
   Earnings before income taxes............... $  6,676   $ 33,518    $31,489
                                               ========   ========    =======

  The company provides services throughout the world. Services to other countries may be performed within the United States, generally net revenues are classified within the geographic area where the services were performed.

  Selected geographic information is summarized as follows:

                                                     United    Other
                                                     States  Countries  Total
                                                    -------- --------- --------
   Net revenues............................... 1999 $558,511  $80,835  $639,346
                                               1998  412,751   69,753   482,504
                                               1997  388,671   65,737   454,408

   Earnings from operations................... 1999 $ 21,819  $ 2,107  $ 23,926
                                               1998   34,756    8,057    42,813
                                               1997   34,531    2,330    36,861

   Identifiable assets........................ 1999 $553,398  $81,181  $634,579
                                               1998  329,256   57,105   386,361
                                               1997  304,847   53,435   358,282

Note 15--Earnings Per Share (EPS):

  The following is a reconciliation of the weighted average shares outstanding used for computing basic and diluted EPS.

                                                  1999       1998       1997
                                               ---------- ---------- ----------
   Weighted average shares--Basic EPS......... 18,237,000 17,890,000 20,287,000

   Dilutive securities:
     Restricted stock.........................     65,000    127,000    124,000
     Stock options............................     17,000     31,000     35,000
                                               ---------- ---------- ----------
   Weighted average shares--Diluted EPS....... 18,319,000 18,048,000 20,446,000
                                               ========== ========== ==========

  Stock options to purchase 1,144,000 941,000 and 965,000 shares of common stock as of March 26, 1999, March 27, 1998 and March 28, 1997, respectively, were outstanding but were not included in the computation of diluted EPS because the stock options' exercise price was greater than the average market price of the common shares.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


Note 16--Stock Repurchases:

  The Company's Board of Directors authorized the Company to purchase up to 2,500,000 shares of its common stock on the open market. During fiscal 1999 the Company reacquired 67,000 shares of its common stock. As of March 26, 1999 the Company had repurchased 1,914,000 shares and reissued 1,132,000 shares. The Company may continue to purchase shares on the open market.

Note 17--Common and Preferred Stock:

  The Company adopted a Shareholder's Rights Agreement on March 28, 1997 granting, for each outstanding share of common stock, one stock purchase right (each a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one two-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") at the exercise price of $65 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

  The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation that are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. The Rights may be redeemed at $0.01 per Right by the Company in accordance with the Rights Agreement. The Rights will expire on March 28, 2007, unless earlier exchanged or redeemed.

  The Rights Agreement was amended on May 5, 1999 excepting from the definition of a change in control of the Company, the contemplated Agreement and Plan of Merger of the Company with URS Corporation and Demeter Acquisition Corporation.

Note 18--Acquisition Restructuring and Other Charges:

  During the second quarter of fiscal 1999, the Company took a charge for purchased in-process research and development technology that had not reached technological feasibility of $15,271. Additionally, the Company began consolidation of certain facilities and operations primarily as a result of the Radian acquisition, resulting in a charge of $9,213. This charge consisted of $2,699 for lease termination, $3,635 for severance costs, and $2,879 for unamortized goodwill and other costs related to the closure of certain business units that were operating at a loss and were duplicative of Radian's capabilities. Other charges also included $3,792 for consolidation of certain of the Company's operational activities and other job related costs. Approximately $5,892 remains to be expended at March 26, 1999 to complete the restructuring.

  In fiscal 1997 the Company determined it was necessary to restructure its international operations, and construction and project management subsidiary. Included in the 1997 restructuring costs are employee severance and termination costs, costs associated with office closures, losses on work in progress where there was extensive employee turnover and losses on other current assets, all of which impact the Company's working capital. The remaining balance represents losses on long-term assets.

                              DAMES & MOORE GROUP

              (In thousands, except share and per share amounts)


Note 19--Subsequent Events:

  On May 5, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with URS Corporation ("URS").

  The Merger Agreement provides that URS will make a tender offer to purchase 100% of the outstanding common stock of the Company. Shares validly tendered shall be entitled to receive $16.00 in cash.

  Consummation of the Tender Offer and the merger is subject to certain conditions as specified in the Merger Agreement.

  Selected Quarterly Financial Data (Unaudited) (In thousands, except per share amounts):

                                           First    Second    Third    Fourth
                                          Quarter  Quarter   Quarter  Quarter
                                          -------- --------  -------- --------
   1999:
   Gross revenues........................ $189,150 $263,606  $287,434 $289,777
   Net revenues..........................  128,804  152,987   172,298  185,257
   Earnings (loss) from operations.......   11,063  (14,521)   14,089   13,295
   Net earnings (loss)...................    4,687  (15,139)    5,291    4,858
                                          ======== ========  ======== ========
   Earnings (loss) per share--Basic...... $   0.26 $  (0.83) $   0.29 $   0.27
                                          ======== ========  ======== ========
   Earnings (loss) per share--Diluted.... $   0.26 $  (0.83) $   0.29 $   0.27
                                          ======== ========  ======== ========
   Weighted average number of shares--
    Basic................................   18,262   18,252    18,218   18,215
                                          ======== ========  ======== ========
   Weighted average number of shares--
    Diluted..............................   18,336   18,252    18,299   18,291
                                          ======== ========  ======== ========

   1998:
   Gross revenues........................ $171,771 $176,214  $174,974 $180,943
   Net revenues..........................  119,785  123,254   118,725  120,740
   Earnings from operations..............   10,556   10,913    11,244   10,100
   Net earnings..........................    4,685    5,151     5,153    4,341
                                          ======== ========  ======== ========
   Earnings per share--Basic............. $   0.26 $   0.29  $   0.29 $   0.24
                                          ======== ========  ======== ========
   Earnings per share--Diluted........... $   0.26 $   0.28  $   0.29 $   0.24
                                          ======== ========  ======== ========
   Weighted average number of shares--
    Basic................................   17,890   17,884    18,873   17,914
                                          ======== ========  ======== ========
   Weighted average number of shares--
    Diluted..............................   18,041   18,047    18,031   18,074
                                          ======== ========  ======== ========

                              DAMES & MOORE GROUP
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)
      Fiscal Years Ended March 26, 1999, March 27, 1998 and March 28, 1997

                                          Additions
                                    ---------------------
                         Balance at Charged to Charged to             Balance at
                         beginning  costs and    other                  end of
      Description         of year    expenses   accounts   Deductions    year
      -----------        ---------- ---------- ----------  ---------- ----------
Year Ended March 26,
 1999
 Allowance for doubtful
  accounts..............   $3,408     $1,456     $5,210(1)   $(548)     $9,526
                           ======     ======     ======      =====      ======
Year Ended March 27,
 1998
 Allowance for doubtful
  accounts..............   $3,001     $  915     $  --       $(508)     $3,408
                           ======     ======     ======      =====      ======
Year Ended March 28,
 1997
 Allowance for doubtful
  accounts..............   $1,886     $1,208     $  465(1)   $(558)     $3,001
                           ======     ======     ======      =====      ======

--------
(1)Amount recorded on books of acquired entities at date of acquisition.